UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

                   Certification and Notice of Termination of
               Registration under Section 12(g) of the Securities

        Exchange Act of 1934 or Suspension of Duty to File Reports Under

          Section 13 and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Numbers: 0000-31119


                                Mainspring, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                      One Main Street, Cambridge, MA 02142
         --------------------------------------------------------------
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          COMMON STOCK, $0.01 par value
             ------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
 -----------------------------------------------------------------------------
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                Rule 12g-4(a)(1)(i)                Rule 12h-3(b)(1)(i)
                Rule 12g-4(a)(1)(ii)               Rule 12h-3(b)(1)(ii)
                Rule 12g-4(a)(2)(i)                Rule 12h-3(b)(2)(i)
                Rule 12g-4(a)(2)(ii)               Rule 12h-3(b)(2)(ii)
                                                   Rule 15d-6

         Approximate number of holders of record as of the certification or
notice date:    1

         Pursuant to the requirements of the Securities Exchange Act of 1934, Mainspring, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:  June 8, 2001                          By: /s/ Jeffrey J. Doyle
                                                 -------------------------------
                                                 Jeffrey J. Doyle
                                                 Treasurer